As filed with the Securities and Exchange Commission on March 2, 2007

                      1933 Act Registration No. 333-140485

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    Form N-14

                        REGISTRATION STATEMENT UNDER THE

                             SECURITIES ACT OF 1933

                      [X] Pre-Effective      [ ] Post-Effective

                          Amendment No. 2         Amendment No.

                             EVERGREEN MUNICIPAL TRUST

                         (Evergreen Municipal Bond Fund)

               (Exact Name of Registrant as Specified in Charter)

                 Area Code and Telephone Number: (617) 210-3200

                               200 Berkeley Street

                           Boston, Massachusetts 02116

                       -----------------------------------

                    (Address of Principal Executive Offices)

                              Michael H. Koonce, Esq.

                               200 Berkeley Street

                           Boston, Massachusetts 02116

                    -----------------------------------------

                     (Name and Address of Agent for Service)

                        Copies of All Correspondence to:

                              Timothy Diggins, Esq.

                                 Ropes & Gray LLP

                            One International Place

                           Boston, Massachusetts 02110

     Approximate date of proposed public offering:  as soon as
practicable after the effective date of this Registration Statement.

     An indefinite amount of the Registrant's securities has been registered under the Securities Act of 1933 pursuant to Rule 24f-2 under the Investment Company Act of
1940. In reliance upon such Rule, no filing fee is being paid at this time.

     The Registrant hereby amends the Registration Statement to delay its effective date until the Registrant shall file a further amendment which specifically states that the Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

     Pre-effective Amendment No. 1 to the Registration
Statement on Form N-14 was filed on February 7, 2007; Parts A, B and C of that form of Registration Statement are hereby incorporated by reference in their entirety.
The purpose of this Pre-Effective Amendment No. 2 is to delay the effectiveness of the registration statement filed on February 7, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940 the Registrant certifies that it has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Boston, and Commonwealth of Massachusetts, on the 2nd day of March 2007.

EVERGREEN MUNICIPAL TRUST
By: /s/ Michael H. Koonce
Name: Michael H. Koonce
Title: Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the 2nd day of March 2007.

/s/ Dennis H. Ferro	/s/ Michael H. Koonce	/s/ Kasey Phillips
Dennis H. Ferro*	Michael H. Koonce*	Kasey Phillips*
President	Secretary	Treasurer
(Chief Executive Officer) (Chief Investment Officer)		(Principal Financial and Accounting Officer)

/s/ Charles A. Austin, III	/s/K. Dun Gifford	/s/ William Walt Pettit
Charles A. Austin III*	K. Dun Gifford*	William Walt Pettit*
Trustee	Trustee	Trustee

/s/ Gerald M. McDonnell	/s/ Russell A. Salton, III MD	/s/ Richard K. Wagoner
Gerald M. McDonnell*	Russell A. Salton, III MD*	Richard K. Wagoner*
Trustee	Trustee	Trustee

/s/ Michael S. Scofield	/s/ David M. Richardson	/s/ Leroy Keith, Jr.
Michael S. Scofield*	David M. Richardson*	Leroy Keith, Jr.*
Chairman of the Board	Trustee	Trustee
and Trustee

/s/ Richard J. Shima	/s/ Patricia B. Norris
Richard J. Shima*	Patricia Norris*
Trustee	Trustee

*By: /s/ Catherine F. Kennedy
Catherine F. Kennedy
Attorney-in-Fact

* Catherine F. Kennedy, by signing her name hereto, does hereby sign this document on behalf of each of the above-named individuals pursuant to powers of attorney duly executed by such persons.